Exhibit 2.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES
EXCHANGE ACT OF 1934

The following description of our share capital is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to Irish law, including without limitation the Irish Companies Act 2014 (as amended) (referred to herein as the Irish Companies Act), and by reference to our Constitution, a copy of which is incorporated by reference as an exhibit to the Annual Report on Form 20-F of which this exhibit is a part. We encourage you to review applicable Irish law and our Constitution for additional information.

The Company

We are a public limited company incorporated under the laws of Ireland. We were incorporated on March 29, 2021, to become a holding company for GH Research Ireland Limited. GH Research Ireland Limited was originally incorporated under the laws of Ireland on October 16, 2018, as GH Research Limited. GH Research Limited changed its name to GH Research Ireland Limited on March 29, 2021. Pursuant to the terms of the Corporate Reorganization (as defined below), all shareholders of GH Research Ireland Limited exchanged each of the shares held by them for shares in GH Research PLC of the same share classes with the same shareholder rights and, as a result, GH Research Ireland Limited became a wholly-owned subsidiary of GH Research PLC.

We are registered with the Companies Registration Office in Ireland under company registration number 691405 and our principal place of business is at Joshua Dawson House, Dawson Street, Dublin 2, D02 RY95, Ireland.

Our objects, detailed in Clause 3 of our memorandum of association, found in our Constitution, are varied and wide ranging and include, among other things, the carrying on of the business of a holding company and of the businesses of a researcher, developer, manufacturer, distributor, wholesaler, retailer, service provider, investor, trader and any other business which may seem to our Board of Directors capable of being conveniently carried on in connection with these objects or calculated directly or indirectly to enhance the value of or render more profitable any of our property. For a more fulsome description of our objects, we encourage you to review the full version of our Constitution, a copy of which is incorporated by reference as an exhibit to the Annual Report on Form 20-F of which this exhibit is a part.

For further information on our Constitution, please see “—Key Provisions of our Constitution” below.

Authorized and Issued Share Capital

Pursuant to the terms of a share for share exchange agreement dated May 27, 2021, all shareholders of GH Research Ireland Limited exchanged each of the shares held by them for ordinary shares of GH Research PLC of the same share classes with the same shareholder rights as the shares held by them in GH Research Ireland Limited and, as a result, GH Research Ireland Limited became a wholly-owned subsidiary of GH Research PLC (referred to herein as the Corporate Reorganization).

Pursuant to a shareholder resolution of GH Research PLC dated June 24, 2021, we effected (a) the conversion of (i) 5,923,079 Series A preferred shares of nominal value $0.01 each into 5,923,079 ordinary shares of nominal value $0.01 each and (ii) 25,379,047 Series B preferred shares of nominal value $0.01 each into 25,379,047 ordinary shares of nominal value $0.01 each and (b) the 2.50-for-one share consolidation of the ordinary shares of nominal value $0.01 each into ordinary shares of nominal value $0.025 each, such that the authorized share capital of the Company was thereafter $1,000,000,000 divided into 40,000,000,000 ordinary shares of nominal value $0.025 (collectively referred to herein as the Share Consolidation), immediately after the SEC declared the registration statement for our initial public offering effective.

As of December 31, 2025, the issued and outstanding share capital of GH Research PLC was 62,029,395 ordinary shares of nominal value $0.025 per share.

Ordinary Shares

Our ordinary shares have a nominal value of $0.025 per share. Further details of the rights attaching to the ordinary shares are set out in the comparison table below and in the Constitution. In accordance with the Constitution, the following summarizes the rights of our ordinary shares:

•	The holders of ordinary shares are entitled to one vote for each ordinary share held of record on all matters submitted to a vote of the shareholders;

•
The holders of our ordinary shares shall be entitled to receive notice of, attend, speak and vote at our general meetings and receive a copy of every report, accounts, circular or other documents sent out by us to our shareholders; and

•
The holders of our ordinary shares are entitled to receive such dividends as are recommended by our directors and declared by our shareholders or in the case of an interim dividend, declared by our directors.

Stock Exchange Listing

Our ordinary shares are listed on the Nasdaq Global Market, under the symbol “GHRS”.

Transfer Agent and Registrar of Shares

Our share register is kept by Computershare Trust Company, N.A., which acts as transfer agent and registrar. The share register reflects only record owners of our shares. Irish law does not recognize fractional shares held of record.

Key Provisions of our Constitution

The Constitution was adopted on June 24, 2021 and a summary of certain key provisions of the Constitution is set out below. The summary below is not a complete copy of the terms of the Constitution. For further information, please refer to the full version of the Constitution, a copy of which is incorporated by reference as an exhibit to this Annual Report on Form 20-F of which this exhibit is a part.

The Constitution contains, among other things, provisions to the following effect:

Share Capital

The share capital consists of ordinary shares, nominal value $0.025 per share. Our authorized share capital consists of $1,000,000,000 divided into 40,000,000,000 ordinary shares, nominal value $0.025 per share.

We may issue shares subject to the maximum authorized share capital contained in our Constitution. The authorized share capital may be increased or reduced by a simple majority of the votes of the shareholders cast at a general meeting (which is referred to under Irish law as an ordinary resolution). The shares comprising our authorized share capital may be divided into shares of such nominal value as such resolution shall prescribe. As a matter of Irish company law, the directors of a company may issue new ordinary shares without shareholder approval once authorized to do so by the Constitution or by an ordinary resolution adopted by the shareholders at a general meeting. The authorization may be granted for a maximum period of five years, so it must be renewed by the shareholders by an ordinary resolution on or before the expiry of this term (if we wish to issue shares). At our annual general meeting of shareholders in 2025, our shareholders authorized our Board of Directors to allot new ordinary shares up to the amount of our authorized share capital without shareholder approval for a period of five years, which will expire on July 30, 2030.

The rights and restrictions to which the ordinary shares are subject are prescribed in the Constitution.

The holders of our ordinary shares are entitled to one vote for each ordinary share upon all matters presented to our shareholders. Subject to any preferences granted to other classes of our securities that may be outstanding in the future (including any preferred shares that may be created), there are no voting right restrictions or preferences with respect to our shareholders.

Irish law does not recognize fractional shares held of record. Accordingly, the Constitution does not provide for the issuance of fractional shares of ours, and our register of members, or the register of members, does not reflect any fractional shares.

Whenever an alteration or reorganization of the share capital of ours would result in any of our shareholders becoming entitled to fractions of a share, our Board of Directors may, on behalf of those shareholders that would become entitled to fractions of a share, arrange for the sale of the shares representing fractions and the distribution of the net proceeds of sale in due proportion among the shareholders who would have been entitled to the fractions.

Voting

All matters, other than those requiring a special resolution, may be approved by a simple majority of the members present (in person or by proxy) at any general meeting. The presence, in person or by proxy, of one or more persons holding or representing by proxy at least 25% of the votes that may be cast by all members constitutes a quorum for the conduct of business.

At any of our meetings, all resolutions put to our shareholders will be decided on a poll.

Irish company law requires certain matters to be approved by not less than 75% of the votes cast at a general meeting of our shareholders (which is referred to under Irish law as a special resolution). Examples of matters requiring special resolutions include:

•	amending the Constitution;

•	approving a change of name of GH Research PLC;

•	authorizing the entering into of a guarantee or provision of security in connection with a loan, quasi-loan or credit transaction to a director or connected person;

•	opting out of preemption rights on the issuance of new shares for cash;

•	our re-registration from a public limited company to a private company;

•	variation of class rights attaching to classes of shares (where the Constitution does not provide otherwise);

•	purchase of our shares off-market;

•	reduction of issued share capital;

•	sanctioning a compromise/scheme of arrangement;

•	resolving that we be wound up by the Irish courts;

•	resolving in favor of a shareholders’ voluntary winding up;

•	re-designation of shares into different share classes; and

•	setting the reissue price of treasury shares.

Variation of Rights

Where our shares are divided into different classes, the rights attaching to a class of shares may only be varied or abrogated if (a) the holders of 75% in nominal value of the issued shares of that class consent in writing to the variation, or (b) a special resolution, passed at a separate general meeting of the holders of that class, sanctions the variation. The quorum at any such separate general meeting, other than an adjourned meeting, shall be one person holding or representing by proxy a majority in nominal value of the issued shares of the class in question and the quorum at an adjourned meeting shall be one person holding or representing by proxy shares of the class in question or that person’s proxy. The rights conferred upon the holders of any class of shares issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by a purchase or redemption by us of our own shares or by the creation or issue of further shares ranking pari passu therewith or subordinate thereto.

Dividends

Under Irish law, dividends and distributions may only be made from distributable profits. Distributable profits, broadly, means the accumulated realized profits of a company, less accumulated realized losses of the company on a standalone basis. In addition, no dividend or distribution may be made unless the net assets of the company are not less than the aggregate of the company’s called up share capital plus undistributable reserves and the distribution does not reduce the company’s net assets below such aggregate. Undistributable reserves include a company’s undenominated capital (effectively its share premium and capital redemption reserve) and the amount by which the company’s accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed the company’s accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital. The determination as to whether or not the company has sufficient distributable profits to fund a dividend must be made by reference to “relevant financial statements” of the company. The “relevant financial statements” are either the last set of unconsolidated annual audited financial statements or unaudited financial statements prepared in accordance with the Irish Companies Act, which give a “true and fair view” of the company’s unaudited unconsolidated financial position in accordance with accepted accounting practice in Ireland. These “relevant financial statements” must be filed in the Companies Registration Office (the official public registry for companies in Ireland).

The Constitution authorizes the Board to declare such interim dividends as appear justified from the profits of the company without the approval of the shareholders. The dividends can be declared and paid in the form of cash or non-cash assets, subject to applicable law. We may pay dividends in any currency. The Board may deduct from any dividend or other moneys payable to any shareholder all sums of money, if any, due from the shareholder to the company in respect of our ordinary shares.

We may, by ordinary resolution, declare final dividends to be paid to our shareholders. However, no dividend shall exceed the amount recommended by the Board of Directors. The Board of Directors may also pay to the shareholders such dividends as interim or final dividends as appear to the directors to be justified by our profits.

We have never declared or paid any cash dividend, and do not anticipate declaring or paying any cash dividends in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business. See “Item 3. Key Information D. Risk Factors —Risks Related to the Ownership of Our Ordinary Shares.” Because there is no present intention to pay dividends on our ordinary shares for the foreseeable future, capital appreciation, if any, will be a shareholder’s sole source of gains and such shareholder may never receive a return on the shareholder’s investment.

For information about the Irish tax considerations relating to dividend payments, see “Item 10. Additional Information —E. Taxation.”

Liquidation

Our duration will be unlimited. We may be dissolved and wound up at any time by way of a shareholders’ voluntary winding up or a creditors’ winding up. In the case of a shareholders’ voluntary winding up, a special resolution of the shareholders is required. We may also be dissolved by way of court order on the application of a creditor, or by the Companies Registration Office as an enforcement measure in circumstances where we fail to file certain returns.

The rights of the shareholders to a return of our assets on dissolution or winding up, following the settlement of all claims of creditors, are prescribed in the Constitution and may be further prescribed in the terms of any preferred shares we create and issue from time to time. In particular, if we have created and issued any preferred shares, holders of such preferred shares may have the right to priority in our dissolution or winding up. The Constitution provides that, subject to the priorities of any creditors, the assets will be distributed to the shareholders in proportion to the paid up nominal value of the shares held by such shareholder. The Constitution provides that the shareholders are entitled to participate pro rata in a winding up, but their right to do so is subject to the rights of any holders of the shares issued upon special terms and conditions to participate under the terms of any series or class of such shares.

Preemption Rights

Under Irish law, certain statutory preemption rights apply automatically in favor of shareholders where shares are to be issued for cash. However, as permitted by Irish law, we have opted out of these preemption rights by way of special resolution passed at our 2025 annual general meeting of shareholders. Irish law requires that this opt-out is renewed at least every five years by a special resolution of our shareholders. As a result, our shareholders must renew this opt-out authorization no later than July 30, 2030. If the opt-out is not renewed, as a general rule, shares issued for cash must be offered to our existing shareholders on a pro rata basis to their existing shareholding before any of our shares may be issued to any new shareholders. Statutory preemption rights do not apply (i) where shares are issued wholly or partly for non-cash consideration (such as in a stock-for-stock acquisition), (ii) to the issue of non-equity shares (that is, shares that have the right to participate only up to a specified amount in any income or capital distribution) or (iii) where shares are issued pursuant to an employee option or similar equity plan.

Alteration of Share Capital

Under our Constitution, we may, by ordinary resolution, divide any or all of our share capital into shares of a smaller nominal value than our existing shares (often referred to as a share split) or consolidate any or all of our share capital into shares of larger nominal value than our existing shares (often referred to as a reverse share split).

We may, by ordinary resolution, reduce the authorized but unissued share capital. We may, by special resolution and subject to confirmation by the Irish High Court, reduce the issued share capital and any undenominated share capital.

Board of Directors

Appointment of Directors

The Constitution provides for a minimum of two directors and a maximum of nine directors. Our shareholders may from time to time increase or reduce the maximum number, or increase the minimum number, of directors by ordinary resolution. Our Board of Directors determines the number of directors within the range of two to nine. Our Constitution does not require directors to retire on account of age.

Proceedings of Directors

Subject to the provisions of our Constitution, our Board of Directors may regulate their proceedings as they deem appropriate. A director may, and the secretary at the request of a director shall, call a meeting of the directors. The quorum for a meeting of our Board of Directors shall be fixed from time to time by decision of the Board of Directors, but it must never be fewer than two directors (or duly appointed alternate directors). Questions and matters requiring resolution arising at a meeting shall be decided by a majority of votes of the participating directors, with each director having one vote. In the case of an equality of votes, the chairperson will have a second or casting vote (unless the chairperson is not entitled to vote on the resolution in question).

Conflicts of Interest

Our directors have certain statutory and fiduciary duties as a matter of Irish law. All of the directors have equal and overall responsibility for management of our Company (although directors who also serve as employees may have additional responsibilities and duties arising under their employment agreements (if applicable), and it is likely that more will be expected of them in compliance with their duties than non-executive directors). The Irish Companies Act provides specifically for certain fiduciary duties of the directors of Irish companies, including duties:

•	to act in good faith and in the best interests of the company;

•	to act honestly and responsibly in relation to the company’s affairs;

•	to act in accordance with the company’s constitution and to exercise powers only for lawful purposes;

•	not to misuse the company’s property, information and/or opportunity;

•	not to fetter their independent judgment;

•	to avoid conflicts of interest;

•	to exercise care, skill and diligence; and

•	to have regard for the interests of the company’s shareholders.

Other statutory duties of directors include ensuring the maintenance of proper books of account, having annual accounts prepared, having an annual audit performed, maintaining certain registers, making certain filings and disclosing personal interests. Directors of public limited companies such as ourselves will have a specific duty to ensure that the company secretary is a person with the requisite knowledge and experience to discharge the role. Directors may rely on information, opinions, reports or statements, including financial statements and other financial data, prepared or presented by (1) other directors, officers or employees of the company whom the director reasonably believes to be reliable and competent in the matters prepared or presented, (2) legal counsel, public accountants or other persons as to matters the director reasonably believes to be within their professional or expert competence or (3) a committee of the board of which the director does not serve as to matters within its designated authority, which committee the director reasonably believes to merit confidence.

Our Constitution provides that a director shall generally not vote at a meeting of the directors or a committee of directors on any resolution concerning a matter in which he or she has, directly or indirectly or together with any person or persons connected with him or her an interest which is material or a duty which conflicts or may conflict with the interests of the Company.

Directors’ and Officers’ Indemnity

To the fullest extent permitted by Irish law, the Constitution contains indemnification for the benefit of, amongst others, our directors, company secretary and executive officers. However, as to our directors and company secretary, this indemnity is limited by the Irish Companies Act, which prescribes that an advance commitment to indemnify only permits a company to pay the costs or discharge the liability of a director or company secretary where judgment is given in favor of the director or company secretary in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director or company secretary acted honestly and reasonably and ought fairly to be excused. Any provision whereby an Irish company seeks to commit in advance to indemnify its directors or company secretary over and above the limitations imposed by the Irish Companies Act will be void, whether contained in the company’s constitution or any contract between the company and the director or company secretary. This restriction does not apply to our executive officers who are not directors, or other persons who would not be considered “officers” within the meaning of the Irish Companies Act.

Our Constitution also contains indemnification and expense advancement provisions for persons who are not directors or our corporate secretary.

We are permitted under the Constitution and the Irish Companies Act to take out directors’ and officers’ liability insurance, as well as other types of insurance, for our directors, officers, employees and agents. In order to attract and retain qualified directors and officers, we maintain customary directors’ and officers’ liability insurance and other types of comparable insurance.

General Meetings

We are required to hold an annual general meeting in each calendar year within nine months of our fiscal year-end and with no more than 15 months elapsing between annual general meetings.

Notice of an annual general meeting must be given to all of our shareholders and to our auditors. The Constitution provides for a minimum notice period for an annual general meeting of 21 clear days, which is the minimum permitted under Irish law.

Generally speaking, the only matters which must, as a matter of Irish company law, be transacted at an annual general meeting are the presentation of the annual statutory financial statements, balance sheet and reports of the directors and auditors, the appointment of new auditors and the fixing of the auditor’s remuneration (or delegation of same). If no resolution is made in respect of the reappointment of an existing auditor at an annual general meeting, the existing auditor will be deemed to have continued in office. Where the constitution of a company so provides, as our Constitution does, additional matters may be required to be transacted such as the election and re-election of directors.

As provided under Irish law, extraordinary general meetings may be convened (i) by our Board of Directors, (ii) by request of our shareholders holding not less than 10% of our paid up share capital carrying voting rights for so long as our shares are not admitted to trading on a regulated market in any member state of the EU, (iii) by request of our statutory auditor in connection with its resignation or (iv) in exceptional cases, by court order.

Notice of an extraordinary general meeting must be given to all our shareholders and to our auditors. Under Irish law and the Constitution, the minimum notice period of 21 clear days’ prior written notice applies, except that in the case of an extraordinary general meeting, if the company offers facilities to members to vote by electronic means and shareholders have passed a special resolution at the immediately preceding general meeting approving such shortened notice period, an extraordinary general meeting can be called with 14 clear days’ prior written notice (provided that no special resolutions are proposed to be put to a vote at that meeting). The notice periods prescribed for the convening of general meetings are on the basis of “clear” days, meaning the deemed date of receipt of the notice and the date of the meeting itself are not counted towards the minimum number of days’ notice required.

In the case of an extraordinary general meeting convened by our shareholders, the proposed purpose of the meeting must be set out in the requisition notice. Upon receipt of any such valid requisition notice, the Board of Directors has 21 days to convene a meeting of our shareholders to vote on the matters set out in the requisition notice. This meeting must be held within two months of the receipt of the requisition notice. If the Board of Directors does not convene the meeting within such 21-day period, the requisitioning shareholders, or any of them representing more than one half of the total voting rights of all of them, may themselves convene a meeting, which meeting must be held within three months of our receipt of the requisition notice.

If the Board of Directors becomes aware that our net assets are not greater than half of the amount of our called up share capital, the directors must convene an extraordinary general meeting of shareholders not later than 28 days from the date that they learn of this fact to consider how to address the situation.

Borrowing Powers

Subject to the Constitution and the Irish Companies Act, our Board of Directors may exercise all of our powers to:

(i)	borrow money;

(ii)	indemnify and guarantee;

(iii)	mortgage or charge;

(iv)	create and issue debentures and other securities; and

(v)	give security either outright or as collateral security for any of our debt, liability or obligation or any of a third party.

Uncertificated Shares

Shares in an Irish public limited company such as ours can, in principle, be issued and held either in a so-called certificated (i.e., hard copy share certificates are issued to shareholders) or a so-called uncertificated (i.e., dematerialized) form. All shareholders’ names must be entered into the register of members maintained by an Irish public limited company in order to acquire legal title to the shares.

To make shares in an Irish public limited company deliverable for trading on an exchange, the shares are required to be issued in uncertificated form.

Amendment of Constitution

Irish company law requires a special resolution of our shareholders (approval by not less than 75% of the votes cast at a general meeting of our shareholders) to approve any amendments to the Constitution.

Anti-Takeover Provisions of Irish Law

Irish Takeover Rules and Substantial Acquisition Rules

A transaction in which a third party seeks to acquire 30% or more of our voting rights and any other acquisitions of our securities will be governed by the Irish Takeover Panel Act 1997 and the Irish Takeover Rules made thereunder, the Irish Takeover Panel Act, 1997, Takeover Rules, 2022, or the Irish Takeover Rules, and will be regulated by the Irish Takeover Panel. The general principles of the Irish Takeover Rules, or the General Principles, and certain important aspects of the Irish Takeover Rules are described below.

General Principles

The Irish Takeover Rules are built on the following General Principles which will apply to any transaction regulated by the Irish Takeover Panel:

(i)
in the event of an offer, all holders of securities of the target company must be afforded equivalent treatment and, if a person acquires control of a company, the other holders of securities must be protected;

(ii)
the holders of securities in the target company must have sufficient time and information to enable them to reach a properly informed decision on the offer; where it advises the holders of securities, the board of directors of the target company must give its views on the effects of the implementation of the offer on employment, employment conditions and the locations of the target company’s place of business;

(iii)	a target company’s board of directors must act in the interests of that company as a whole and must not deny the holders of securities the opportunity to decide on the merits of the offer;

(iv)
false markets must not be created in the securities of the target company, the bidder or any other company concerned by the offer in such a way that the rise or fall of the prices of the securities becomes artificial and the normal functioning of the markets is distorted;

(v)
a bidder can only announce an offer after ensuring that he or she can fulfill in full the consideration offered, if such is offered, and after taking all reasonable measures to secure the implementation of any other type of consideration;

(vi)	a target company may not be hindered in the conduct of its affairs longer than is reasonable by an offer for its securities; and

(vii)
a “substantial acquisition” of securities, whether such acquisition is to be effected by one transaction or a series of transactions, shall take place only at an acceptable speed and shall be subject to adequate and timely disclosure.

Transfer of Shares

Under certain circumstances, a person who acquires shares, or other voting securities, of a company may be required under the Irish Takeover Rules to make a mandatory cash offer for the remaining outstanding voting securities in that company at a price not less than the highest price paid for the securities by the acquiror, or any parties acting in concert with the acquiror, during the previous 12 months. This mandatory bid requirement is triggered if an acquisition of securities would increase the aggregate holding of an acquiror, including the holdings of any parties acting in concert with the acquiror, to securities representing 30% or more of the voting rights in a company, unless the Irish Takeover Panel otherwise consents. An acquisition of securities by a person holding, together with its concert parties, securities representing between 30% and 50% of the voting rights in a company would also trigger the mandatory bid requirement if, after giving effect to the acquisition, the percentage of the voting rights held by that person, together with its concert parties, would increase by 0.05% within a 12-month period. Any person, excluding any parties acting in concert with the holder, holding securities representing more than 50% of the voting rights of a company is not subject to these mandatory offer requirements in purchasing additional securities.

Voluntary Bid; Requirements to Make a Cash Offer and Minimum Price Requirement

If a person makes a voluntary offer to acquire our outstanding ordinary shares, the offer price must not be less than the highest price paid for our ordinary shares by the bidder or its concert parties during the three-month period prior to the commencement of the offer period. The Irish Takeover Panel has the power to extend the “look back” period to 12 months if the Irish Takeover Panel, taking into account the General Principles, believes it is appropriate to do so.

If the bidder or any of its concert parties has acquired our ordinary shares (1) during the 12-month period prior to the commencement of the offer period that represent more than 10% of our total ordinary shares or (2) at any time after the commencement of the offer period, the offer must be in cash or accompanied by a full cash alternative and the price per share must not be less than the highest price paid by the bidder or its concert parties during, in the case of clause (1), the 12-month period prior to the commencement of the offer period or, in the case of (2), the offer period. The Irish Takeover Panel may apply this Rule to a bidder who, together with its concert parties, has acquired less than 10% of our total ordinary shares in the 12-month period prior to the commencement of the offer period if the Irish Takeover Panel, taking into account the General Principles, considers it just and proper to do so.

An offer period will generally commence from the date of the first announcement of the offer or proposed offer.

Substantial Acquisition Rules

The Irish Takeover Rules also contain rules governing substantial acquisitions of shares and other voting securities which restrict the speed at which a person may increase his or her holding of shares and rights over shares to an aggregate of between 15% and 30% of the voting rights of the company. Except in certain circumstances, an acquisition or series of acquisitions of shares or rights over shares representing 10% or more of the voting rights of the company is prohibited, if such acquisition(s), when aggregated with shares or rights already held, would result in the acquirer holding 15% or more but less than 30% of the voting rights of the company and such acquisitions are made within a period of seven days. These rules also require accelerated disclosure of acquisitions of shares or rights over shares relating to such holdings.

Takeover Timeline

Under the Irish Takeover Rules, in certain circumstances a strict 42-day deadline will be imposed within which a person with whom we are in talks, or from whom we have received an approach, regarding a possible offer is required to make a firm offer for the Company, or announce they will not be making an offer. The Irish Takeover Panel may agree to extend this deadline at our request. This deadline may deter potential bidders from making an offer for the Company.

Frustrating Action

Under the Irish Takeover Rules, our Board of Directors is not permitted to take any action that might frustrate an offer for our shares once our Board of Directors has received an approach that may lead to an offer or has reason to believe that such an offer is or may be imminent, subject to certain exceptions. Potentially frustrating actions such as (1) the issue of shares, options, restricted share units or convertible securities, (2) the redemption or repurchase of securities by the company (save in certain circumstances), (3) material acquisitions or disposals, (4) entering into contracts other than in the ordinary course of business or (5) any action, other than seeking alternative offers, which may result in frustration of an offer, are prohibited during the course of an offer or at any earlier time during which our Board of Directors has reason to believe an offer is or may be imminent. Exceptions to this prohibition are available where:

(a)	the action is approved by our shareholders at a general meeting; or

(b)	the Irish Takeover Panel has given its consent, where:

(i)	it is satisfied the action would not constitute frustrating action;

(ii)	our shareholders holding more than 50% of the voting rights state in writing that they approve the proposed action and would vote in favor of it at a general meeting;

(iii)	the action is taken in accordance with a contract entered into prior to the announcement of the offer, or any earlier time at which our Board of Directors considered the offer to be imminent; or

(iv)	the decision to take such action was made before the announcement of the offer and either has been at least partially implemented or is in the ordinary course of business.

Shareholders’ Rights Plan

Irish law does not expressly authorize or prohibit companies from issuing share purchase rights or adopting a shareholder rights plan as an anti-takeover measure. However, there is no directly relevant case law on the validity of such plans under Irish law. In addition, such a plan would be subject to the Irish Takeover Rules and the General Principles underlying the Irish Takeover Rules. The Constitution allows our Board of Directors to adopt a shareholder rights plan upon such terms and conditions as our Board of Directors deems expedient and in the best interests of us, subject to applicable law.

Subject to the Irish Takeover Rules, our Board of Directors also has power to issue any of our authorized and unissued shares on such terms and conditions as it may determine and any such action should be taken in our best interests. It is possible, however, that the terms and conditions of any issue of preference shares could discourage a takeover or other transaction that holders of some or a majority of the ordinary shares believe to be in their best interests or in which holders might receive a premium for their shares over the then-market price of the shares.

Disclosure of Interests in Shares

Under the Irish Companies Act, our shareholders must notify us if, as a result of a transaction, the shareholder will become interested in 3% or more of our voting shares, or if as a result of a transaction a shareholder who was interested in 3% or more of our voting shares ceases to be so interested. Where a shareholder is interested in 3% or more of our voting shares, the shareholder must notify us of any alteration of his or her interest that brings his or her total holding through the nearest whole percentage number, whether an increase or a reduction. The relevant percentage figure is calculated by reference to the aggregate nominal value of the voting shares in which the shareholder is interested as a proportion of the entire nominal value of our issued share capital (or any such class of share capital in issue). Where the percentage level of the shareholder’s interest does not amount to a whole percentage, this figure may be rounded down to the next whole number. We must be notified within five business days of the transaction or alteration of the shareholder’s interests that gave rise to the notification requirement. If a shareholder fails to comply with these notification requirements, the shareholder’s rights in respect of any of our shares it holds will not be enforceable, either directly or indirectly. However, such person may apply to the court to have the rights attaching to such shares reinstated.

In addition to these disclosure requirements, we, under the Irish Companies Act, may, by notice in writing, require a person whom we know or have reasonable cause to believe to be, or at any time during the three years immediately preceding the date on which such notice is issued to have been, interested in shares comprised in our relevant share capital to (i) indicate whether or not it is the case and (ii) where such person holds or has during that time held an interest in our shares, provide additional information, including the person’s own past or present interests in our shares. If the recipient of the notice fails to respond within the reasonable time period specified in the notice, we may apply to the Irish court for an order directing that the affected shares be subject to certain restrictions, as prescribed by the Irish Companies Act, as follows:

(i)	any transfer of those shares or, in the case of unissued shares, any transfer of the right to be issued with shares and any issue of shares, shall be void;

(ii)	no voting rights shall be exercisable in respect of those shares;

(iii)	no further shares shall be issued in right of those shares or in pursuance of any offer made to the holder of those shares; and

(iv)	no payment shall be made of any sums due from us on those shares, whether in respect of capital or otherwise.

The court may also order that shares subject to any of these restrictions be sold with the restrictions terminating upon the completion of the sale.

In the event we are in an offer period pursuant to the Irish Takeover Rules, accelerated disclosure provisions apply for persons holding an interest in our securities of 1% or more.

Comparison of Irish Law and Delaware Law

As a public limited company incorporated under the laws of Ireland, the rights of our shareholders are governed by applicable Irish law, including the Irish Companies Act, and not by the law of any U.S. state. As a result, our directors and shareholders are subject to different responsibilities, rights and privileges than are applicable to directors and shareholders of U.S. corporations. The applicable provisions of the Irish Companies Act differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain differences between the provisions of the Irish Companies Act applicable to us and the General Corporation Law of the State of Delaware relating to shareholders’ rights and protections. The applicable provisions in respect of the Company under the Constitution is also set out where relevant. This summary is not intended to be a complete discussion of the respective rights and it is qualified in its entirety by reference to Delaware law and Irish law. You are also urged to carefully read the relevant provisions of the Delaware General Corporation Law and the Irish Companies Act for a more complete understanding of the differences between Delaware and Irish law.

	IRELAND	DELAWARE
Number of Directors
The Irish Companies Act provides for a minimum of two directors. The Constitution provides for a minimum of two directors and a maximum of nine. Our shareholders may from time to time increase or reduce the maximum number, or increase the minimum number, of directors by ordinary resolution. Our Board of Directors determines the number of directors within the range of two to nine.

A typical certificate of incorporation and bylaws would provide that the number of directors on the board of directors will be fixed from time to time by a vote of the majority of the authorized directors. Under Delaware law, a board of directors can be divided into classes and cumulative voting in the election of directors is only permitted if expressly authorized in a corporation’s certificate of incorporation.

Removal of Directors
Under the Irish Companies Act, the shareholders may, by ordinary resolution, remove a director from office before the expiration of his or her term, at a meeting held with no less than 28 days’ notice and at which the director is entitled to be heard. Because of this provision of the Irish Companies Act, a director may be so removed before the expiration of his or her period of office

The power of removal is without prejudice to any claim for damages for breach of contract (e.g., employment contract) that the director may have against the Company in respect of his or her removal. The Constitution also provides that the office of a director will also be vacated if the director is restricted or disqualified to act as a director under the Irish Companies Act; resigns his or her office by notice in writing to us or in writing offers to resign and the directors resolve to accept such offer; or is requested to resign in writing by not less than 75% of the other directors.

A typical certificate of incorporation and bylaws provide that, subject to the rights of holders of any preferred shares, directors may be removed at any time by the affirmative vote of the holders of at least a majority, or in some instances a supermajority, of the voting power of all of the then outstanding shares entitled to vote generally in the election of directors, voting together as a single class. A certificate of incorporation could also provide that such a right is only exercisable when a director is being removed for cause (removal of a director only for cause is the default rule in the case of a classified board).

	IRELAND	DELAWARE
Vacancies on the Board of Directors
Any vacancy on our Board of Directors, including a vacancy resulting from an increase in the number of directors or from the death, resignation, retirement, disqualification or removal of a director, shall be deemed a casual vacancy. Any casual vacancy shall only be filled by the decision of a majority of our Board of Directors then in office, provided that a quorum is present and provided that the appointment does not cause the number of directors to exceed any number fixed by or in accordance with the Constitution as the maximum number of directors.

Any director elected to fill a vacancy resulting from an increase in the number of directors shall hold office for the remaining term of office. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor. A director retiring at a meeting shall retain office until the close or adjournment of the meeting.

A typical certificate of incorporation and bylaws provide that, subject to the rights of the holders of any preferred shares, any vacancy, whether arising through death, resignation, retirement, disqualification, removal, an increase in the be filled by a majority vote of the remaining directors, even if such directors remaining in office constitute less than a quorum, or by the sole remaining director. Any newly elected director usually holds office for the remainder of the full term expiring at the annual meeting of shareholders at which the term of the class of directors to which the newly elected director has been elected expires.

	IRELAND	DELAWARE
Annual General Meeting
We are required to hold annual general meetings at intervals of no more than 15 months after the previous annual general meeting, provided that an annual general meeting is held in each calendar year following our first annual general meeting, no more than nine months after our fiscal year-end.

The only matters which must, as a matter of Irish company law, be transacted at an annual general meeting are the consideration of the Irish statutory financial statements, the report of the directors, the report of the auditors on those statements and that report and a review by the members of our affairs. If no resolution is made in respect of the reappointment of an auditor at an annual general meeting, the previous auditor will be deemed to have continued in office.
Typical bylaws provide that annual meetings of shareholders are to be held on a date and at a time fixed by the board of directors.

General Meeting
Our extraordinary general meetings may be convened by (i) our Board of Directors, (ii) on requisition of shareholders holding not less than 10% of our paid up share capital carrying voting rights or (iii) on requisition of our auditors. Extraordinary general meetings are generally held for the purposes of approving shareholder resolutions as may be required from time to time.

If our directors become aware that our net assets are half or less of the amount of our called up share capital, our directors must convene an extraordinary general meeting of our shareholders not later than 28 days from the date that they learn of this fact. This meeting must be convened for the purposes of considering whether any, and if so what, measures should be taken to address the situation.

Under Delaware law, a special meeting of shareholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws.

	IRELAND	DELAWARE
Notice of General Meetings
Notice of a general meeting must be given to all our shareholders and to our auditors. The minimum notice periods are 21 clear days’ notice in writing for an annual general meeting or an extraordinary general meeting to approve a special resolution and 14 clear days’ notice in writing for any other extraordinary general meeting (if the company offers facilities to members to vote by electronic means and shareholders have passed a special resolution at the immediately preceding general meeting approving such shortened notice period). General meetings may be called by shorter notice, but only with the consent of our auditors and all of our shareholders entitled to attend and vote thereat. Because of the 21-clear day and 14-clear day requirements described in this paragraph, the Constitution includes provisions reflecting these requirements of Irish law.

In the case of an extraordinary general meeting convened by our shareholders, the proposed purpose of the meeting must be set out in the requisition notice. Upon receipt of this requisition notice, our Board of Directors has 21 days to convene a meeting of our shareholders to vote on the matters set out in the requisition notice. This meeting must be held within two months of the receipt of the requisition notice. If our Board of Directors does not convene the meeting within such 21-day period, the requisitioning shareholders, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a meeting, which meeting must be held within three months of the receipt of the requisition notice.

Under Delaware law, unless otherwise provided in the certificate of incorporation or bylaws, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than 10 nor more than 60 days before the date of the meeting and shall specify the place, date, hour and purpose or purposes of the meeting.

	IRELAND	DELAWARE
Quorum
The presence, in person or by proxy, of one or more persons holding or representing by proxy at least 25% of the votes that may be cast at the relevant time constitutes a quorum for the conduct of business at a general meeting. No business may take place at a general meeting if a quorum is not present in person or by proxy. Our Board of Directors has no authority to waive quorum requirements stipulated in the Constitution. Abstentions and broker non-votes will be counted as present for purposes of determining whether there is a quorum in respect of the proposals.

Under Delaware law, a corporation’s certificate of incorporation or bylaws can specify the number of shares which constitute the quorum required to conduct business at a meeting, provided that in no event shall a quorum consist of less than one-third of the shares entitled to vote at a meeting.

Proxy
Under Irish law, a shareholder may designate another person to attend, speak and vote at a general meeting of the company on their behalf by proxy, which proxy need not be a shareholder.

Where interests in shares are held by a nominee trust company, this company may exercise the rights of the beneficial holders on their behalf as their proxy.

Voting rights may be exercised by shareholders registered in the share register as of the record date for the meeting or by a duly appointed proxy of such a registered shareholder, which proxy need not be a shareholder. Where interests in shares are held by a nominee trust company, this company may exercise the rights of the beneficial holders on their behalf as their proxy. All proxies must be appointed in accordance with the Constitution. The Constitution permits the appointment of proxies by our shareholders to be notified to us electronically, when permitted by our directors.

Under Delaware law, at any meeting of stockholders, a stockholder may designate another person to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A director of a Delaware corporation may not issue a proxy representing the director’s voting rights as a director.

	IRELAND	DELAWARE
Issue of New Shares
Under the Constitution, we may issue shares subject to the maximum authorized share capital contained in the Constitution. The authorized share capital may be increased or reduced by a resolution approved by a simple majority of the votes cast at a general meeting of our shareholders, referred to under Irish law as an “ordinary resolution.” As a matter of Irish law, the directors of a company may issue new ordinary shares without shareholder approval once authorized to do so by its constitution or by an ordinary resolution adopted by its shareholders at a general meeting. The authorization may be granted for a maximum period of five years, at which point it may be renewed by shareholders by an ordinary resolution. At our annual general meeting of shareholders in 2025, our shareholders authorized our Board of Directors to issue new ordinary shares up to the amount of our authorized share capital without shareholder approval for a period of five years, which will expire on July 30, 2030.

Under Delaware law, if the company’s certificate of incorporation so provides, the directors have the power to authorize the issuance of additional stock. The directors may authorize capital stock to be issued for consideration consisting of cash, any tangible or intangible property or any benefit to the company or any combination thereof.

	IRELAND	DELAWARE
Preemptive Rights
Under Irish law, unless otherwise authorized, when an Irish public limited company issues shares for cash to new shareholders, it is required first to offer those shares on the same or more favorable terms to existing shareholders of the company on a pro rata basis, commonly referred to as the statutory preemption right. However, as permitted by Irish law, we have opted out of these preemption rights by way of special resolution passed at our 2025 annual general meeting of shareholders. A special resolution requires not less than 75% of the votes cast at a general meeting of our shareholders. Irish law requires that this opt-out is renewed at least every five years by a special resolution of our shareholders. As a result, our shareholders must renew this opt-out authorization no later than July 30, 2030. If the opt-out is not renewed, shares issued for cash must be offered to our preexisting shareholders pro rata before the shares can be issued to any new shareholders. The statutory preemption rights do not apply where shares are issued for non-cash consideration and do not apply to the issue of non-equity shares (that is, shares that have the right to participate only up to a specified amount in any income or capital distribution) or where shares are issued pursuant to an employee option or similar equity plan.

Under Delaware law, stockholders have no preemptive rights to subscribe to additional issues of stock or to any security convertible into such stock unless, and except to the extent that, such rights are expressly provided for in the certificate of incorporation.

	IRELAND	DELAWARE
Authority to Allot
Under the Constitution, we may issue shares subject to the maximum authorized share capital contained in the Constitution. The authorized share capital may be increased or reduced by a resolution approved by a simple majority of the votes cast at a general meeting of our shareholders, referred to under Irish law as an “ordinary resolution.” Our authorized share capital may be divided into shares of such nominal value as the resolution shall prescribe. As a matter of Irish law, the directors of a company may issue new ordinary shares without shareholder approval once authorized to do so by its constitution or by an ordinary resolution adopted by its shareholders at a general meeting. The authorization may be granted for a maximum period of five years, at which point it may be renewed by shareholders by an ordinary resolution. At our annual general meeting of shareholders in 2025, our shareholders authorized our Board of Directors to issue new ordinary shares up to the amount of our authorized share capital without shareholder approval for a period of five years, which will expire on July 30, 2030.

Under Delaware law, if the corporation’s charter or certificate of incorporation so provides, the board of directors has the power to authorize the issuance of stock. The board may authorize capital stock to be issued for consideration consisting of cash, any tangible or intangible property or any benefit to the corporation or any combination thereof. It may determine the amount of such consideration by approving a formula. In the absence of actual fraud in the transaction, the judgment of the directors as to the value of such consideration is conclusive.

	IRELAND	DELAWARE
Acquisition of Own Shares
Under Irish law, a company may issue redeemable shares and redeem them out of distributable reserves or the proceeds of a new issue of shares for that purpose. All redeemable shares must also be fully paid. Redeemable shares may, upon redemption, be cancelled or held in treasury. The Constitution provides that shareholder approval will not be required to deem any shares redeemable. We may also be given an additional general authority by our shareholders to purchase our own shares on-market, which would take effect on the same terms and be subject to the same conditions as applicable to purchases by our subsidiaries as described below.

Repurchased and redeemed shares may be cancelled or held as treasury shares. The nominal value of treasury shares that we hold at any time must not exceed 10% of the nominal value of our issued share capital. We may not exercise any voting rights in respect of any shares held as treasury shares. We may either cancel or, subject to certain conditions, reissue treasury shares.

Under Delaware law, any corporation may purchase or redeem its own shares, except that generally it may not purchase or redeem these shares if the capital of the corporation is impaired at the time or would become impaired as a result of the redemption. A corporation may, however, purchase or redeem out of capital shares that are entitled upon any distribution of its assets to a preference over another class or series of its shares if the shares are to be retired and the capital reduced.

Under Irish law, an Irish or non-Irish subsidiary may purchase our shares either on-market or off-market. For a subsidiary of ours to make on-market purchases of our shares, the shareholders must provide general authorization for such purchase by way of ordinary resolution. However, as long as this general authority has been granted, no specific shareholder authority for a particular on-market purchase by a subsidiary of our shares is required. For an off-market purchase by a subsidiary of ours, the proposed purchase contract must be authorized by special resolution of our shareholders before the contract is entered into. This authority must specify the date on which the authority is to expire, which shall not be more than 18 months from the date the special resolution was passed. The person whose shares of ours are to be bought cannot vote in favor of the special resolution and, for at least 21 days prior to the special resolution being passed, the purchase contract must be on display or must be available for inspection by our shareholders at our registered office.

	IRELAND	DELAWARE
Different Classes of Shares
Without prejudice to any rights attached to any existing shares, we may issue shares with such rights or restrictions as we determine by an ordinary resolution approved by our shareholders. As a matter of Irish company law, the directors of a company may issue new ordinary shares without shareholder approval once authorized to do so by the constitution or by an ordinary resolution adopted by the shareholders at a general meeting. The authorization may be granted for a maximum period of five years, at which point it must be renewed by the shareholders by an ordinary resolution (if we wish to issue shares). The Constitution authorizes our Board of Directors to issue new ordinary shares without shareholder approval for a period of five years from the date of adoption of our Constitution. We may also issue shares which are, or are liable to be, redeemed at the option of us or the holder.

Whenever our share capital is divided into different classes of shares, the special rights attached to any class may be varied or abrogated either with the written consent of the holders of 75% in nominal value of the issued shares of the class (excluding shares held as treasury shares) or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of the class (but not otherwise), and may be so varied or abrogated either while we are a going concern or during or in contemplation of a winding up. The rights conferred upon the holders of any class of shares issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by our purchase or redemption of our own shares or by the creation or issue of further shares ranking pari passu therewith or subordinate thereto.

A company’s Delaware’s certificate of incorporation may authorize the board of directors:

(1) to provide for the issuance of one or  more series of preferred stock;

(2) to establish from time to time the number of shares to be included in such series; and

(3) to fix the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of each such series.

	IRELAND	DELAWARE
Dividends
Under Irish law, dividends and distributions may only be made from distributable reserves which are, generally, a company’s accumulated realized profits less its accumulated realized losses. In addition, no distribution or dividend may be made if our net assets are not, or if making such distribution or dividend will cause our net assets to not be, equal to, or in excess of, the aggregate of our called up share capital plus undistributable reserves.

Undistributable reserves include the company’s undenominated capital and the amount by which a company’s accumulated unrealized profits exceeds its accumulated unrealized losses. The determination as to whether or not we have sufficient distributable reserves to fund a dividend must be made by reference to our most recent unconsolidated annual audited financial statements or other financial statements properly prepared in accordance with the Irish Companies Act. The relevant financial statements must be filed in the Companies Registration Office (the official public registry for companies in Ireland).

The Constitution authorizes our Board of Directors to declare an interim dividend without shareholder approval to the extent they appear justified by profits of the Company available for distribution. Our Board of Directors may also recommend a dividend to be approved and declared by the shareholders at a general meeting, provided that no dividend issued may exceed the amount recommended by the directors.

Under Delaware law, subject to any restriction in the corporation’s certificate of incorporation, the Board may declare and pay dividends out of:

(1) surplus of the corporation, which is defined as net assets less statutory capital; or

(2) if no surplus exists, out of the net profits of the corporation for the year in which the dividend is declared and/or the preceding year;

provided, however, that if the capital of the corporation has been diminished to an amount less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having preference upon the distribution of assets, the Board may not declare and pay dividends out of the corporation’s net profits until the deficiency in the capital has been repaired.

	IRELAND	DELAWARE
General Provisions Governing a Liquidation; Liquidation Distributions
Our duration will be unlimited. We may be dissolved and wound up at any time by way of a shareholders’ voluntary winding up or a creditors’ winding up. In the case of a shareholders’ voluntary winding up, a special resolution of our shareholders is required. We may also be dissolved by way of court order on the application of a creditor, or by the Companies Registration Office as an enforcement measure where we have failed to file certain returns.

The rights of the shareholders to a return of our assets on dissolution or winding up, following the settlement of all claims of creditors, are prescribed in the Constitution.

Upon the dissolution of a Delaware corporation, after satisfaction of the claims of creditors, the assets of that corporation would be distributed to stockholders in accordance with their respective interests, including any rights a holder of shares of preference shares may have to preferred distributions upon dissolution or liquidation of the corporation.

Amendment of Constitution
Irish company law requires a special resolution of our shareholders (approval by not less than 75% of the votes cast at a general meeting of our shareholders) to approve any amendments to the Constitution.

Amendment of Certification of Incorporation and Bylaws

Under Delaware law, amendments to a corporation’s certificate of incorporation require the approval of stockholders holding a majority of the outstanding shares entitled to vote on the amendment.

If a class vote on the amendment is required by the Delaware General Corporation Law, a majority of the outstanding stock of the class is required, unless a greater proportion is specified in the certificate of incorporation or by other provisions of the Delaware General Corporation Law. Under the Delaware General Corporation Law, the board of directors may amend bylaws if so authorized in the certificate of incorporation. The stockholders of a Delaware corporation also have the power to amend bylaws.

	IRELAND	DELAWARE
Reduction of Share Capital
We may reduce our authorized but unissued share capital in any manner permitted by the Irish Companies Act. We also may, by special resolution (approved by not less than 75% of the votes cast at a general meeting of our shareholders) and subject to confirmation by the Irish High Court, reduce our issued share capital in any way permitted by the Irish Companies Act.

For purposes of Irish law, repurchases of our shares may be effected by a redemption if the repurchased shares are redeemable shares or are deemed to be redeemable shares by the Constitution.

The Constitution provides that, unless the Board of Directors determines otherwise, each of our shares shall be deemed to be a redeemable share on, and from the time of, the existence or creation of an agreement, transaction or trade between us and any person pursuant to which we acquire or will acquire our shares, or an interest in our shares, from the relevant person. Redeemable shares of ours shall have the same characteristics as any other of our shares save that they shall be redeemable in accordance with the arrangement.

Under Delaware law, a corporation, by an affirmative vote of a majority of the board of directors, may reduce its capital by reducing or eliminating the capital represented by shares of capital stock which have been retired, by applying to an already authorized purchase redemption, conversion or exchange of outstanding shares of its capital stock some or all of the capital represented by shares being purchased, redeemed, converted or exchanged or any capital that has not been allocated to any particular class of capital stock or by transferring to surplus capital some or all of the capital not represented by any particular class of its capital stock or the capital associated with certain issued shares of its par value capital stock. No reduction of capital may be made unless the assets of the corporation remaining after the reduction are sufficient to pay any debts for which payment has not otherwise been provided.

	IRELAND	DELAWARE
Rights of Inspection
Under Irish law, our shareholders have the right to: (i) receive a copy of the Constitution; (ii) inspect and obtain copies of the minutes of our general meetings and resolutions; (iii) inspect and receive a copy of our register of members, register of directors and secretaries, register of directors’ interests, register of directors’ service contracts and memoranda and other statutory registers that we maintain; (iv) receive copies of balance sheets and directors’ and auditors’ reports that have previously been sent to our shareholders prior to an annual general meeting; and (v) receive balance sheets of any of our subsidiaries that have previously been sent to our shareholders prior to an annual general meeting for the preceding 10 years.

Delaware law allows any stockholder in person or by attorney or other agent, upon written demand under oath stating the purpose thereof, during the usual hours for business to inspect for any proper purpose, and to make copies and extracts from:

(1) the corporation’s stock ledger, a list of its stockholders, and its other books and records; and

(2) a subsidiary’s books and records, to the extent that:

(a) the corporation has actual possession and control of such records of such subsidiary; or

(b) the corporation could obtain such records through the exercise of control over such subsidiary, provided that as of the date of the making of the demand:

(i) the stockholder inspection of such books and records of the subsidiary would not constitute a breach of an agreement between the corporation or the subsidiary and a person or persons not affiliated with the corporation; and

(ii) the subsidiary would not have the right under the law applicable to it to deny the corporation access to such books and records upon demand by the corporation.

	IRELAND	DELAWARE
Liability of Directors and Officers
To the fullest extent permitted by Irish law, the Constitution contains indemnification for the benefit of, among others, our directors, company secretary and executive officers. However, as to our directors and company secretary, this indemnity is limited by the Irish Companies Act, which prescribes that an advance commitment to indemnify only permits a company to pay the costs or discharge the liability of a director or company secretary where judgment is given in favor of the director or company secretary in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director or company secretary acted honestly and reasonably and ought fairly to be excused. Any provision whereby an Irish company seeks to commit in advance to indemnify its directors or company secretary over and above the limitations imposed by the Irish Companies Act will be void, whether contained in its Constitution or any contract between the company and the director or company secretary. This restriction does not apply to our executive officers who are not directors, our company secretary or other persons who would be considered “officers” within the meaning of the Irish Companies Act.

The Constitution also contains indemnification and expense advancement provisions for persons who are not directors or our corporate secretary.

We are permitted under the Constitution and the Irish Companies Act to take out directors’ and officers’ liability insurance, as well as other types of insurance, for our directors, officers, employees and agents. In order to attract and retain qualified directors and officers, we maintain customary directors’ and officers’ liability insurance and other types of comparable insurance.

Delaware law permits a corporation’s certificate of incorporation to include a provision eliminating or limiting the personal liability of a director or officer (but not other controlling persons) of the corporation for monetary damages for breach of a fiduciary duty as a director or officer. However, no provision can eliminate or limit the liability of:

(1) a director or officer for any breach of his or her duty of loyalty to the corporation or its stockholders;

(2) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(3) a director for intentional or negligent payment of unlawful dividends or stock purchases or redemptions;

(4) a director or officer for any transaction from which he or she derives an improper personal benefit; or

(5) an officer in any action by or in right of the corporation.

	IRELAND	DELAWARE
Voting Rights
Under the Constitution, each holder of our ordinary shares is entitled to one vote for each ordinary share that he or she holds as of the record date for the meeting. We may not exercise any voting rights in respect of any shares held as treasury shares. Any shares held by our subsidiaries will count as treasury shares for this purpose, and such subsidiaries cannot therefore exercise any voting rights in respect of those shares.

Each stockholder is entitled to one vote for each share of capital stock held by the stockholder, unless the certificate of incorporation provides otherwise. If issued, the voting rights of holders of preferred stock will be determined by the certificate of incorporation or the certificate of designation with respect to such preferred stock.

Shareholder Vote on Certain Transactions
Pursuant to Irish law, shareholder approval in connection with a transaction involving the Company would be required under the following circumstances:

•    in connection with a scheme of arrangement, both a court order from the Irish High Court and the approval of a majority in number representing 75% in value of the shareholders present and voting in person or by proxy at a meeting called to approve such a scheme would be required;

•    in connection with a conversion of the Company by way of cross-border conversion under the EU (Cross-Border Conversions, Mergers and Divisions) Regulations 2023 (referred to herein as the Irish Mobility Regulations), approval by a special resolution of the shareholders would be required;

•     in connection with an acquisition of the Company by way of a merger with an EU company under the Irish Mobility Regulations, approval by a special resolution of the shareholders would be required; and

•    in connection with a merger with an Irish company under the Irish Companies Act, approval by a special resolution of shareholders would be required.

Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock, completion of a merger, consolidation, sale, lease or exchange of all or substantially all of a corporation’s assets or dissolution requires:

•     the approval of the board of directors; and

•    the approval by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of the corporation entitled to vote on the matter.

	IRELAND	DELAWARE
Standard of Conduct for Directors
The directors of the Company have certain statutory and fiduciary duties as a matter of Irish law. All of the directors have equal and overall responsibility for the management of the Company (although directors who also serve as employees may have additional responsibilities and duties arising under their employment agreements (if applicable), and it is likely that more will be expected of them in compliance with their duties than non-executive directors). The Irish Companies Act provides specifically for certain fiduciary duties of the directors of Irish companies, including duties:

•      to act in good faith and in the best interests of the company;

•     to act honestly and responsibly in relation to the company’s affairs;

•     to act in accordance with the company’s constitution and to exercise powers only for lawful purposes;

•   not to misuse the company’s property, information and/or opportunity;

•       not to fetter their independent judgment;

•       to avoid conflicts of interest;

•       to exercise care, skill and diligence; and

•  to have regard for the interests of the company’s shareholders.

Other statutory duties of directors include ensuring the maintenance of proper books of account, having annual accounts prepared, having an annual audit performed, maintaining certain registers, making certain filings and disclosing personal interests. Directors of public limited companies such as the Company will have a specific duty to ensure that the company secretary is a person with the requisite knowledge and experience to discharge the role. Directors may rely on information, opinions, reports or statements, including financial statements and other financial data, prepared or presented by (1) other directors, officers or employees of the company whom the director reasonably believes to be reliable and competent in the matters prepared or presented, (2) legal counsel, public accountants or other persons as to matters the director reasonably believes to be within their professional or expert competence or (3) a committee of the board of which the director does not serve as to matters within its designated authority, which committee the director reasonably believed to merit confidence.

Delaware law does not contain specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of directors is generally determined by the courts of the State of Delaware. In general, directors have a duty to act without self-interest, on a well-informed basis and in a manner they reasonably believe to be in the best interests of the stockholders.

Directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and to its shareholders. The duty of care generally requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or herself of all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. In general, but subject to certain exceptions, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Delaware courts have also imposed a heightened standard of conduct upon directors of a Delaware corporation who take any action designed to defeat a threatened change in control of the corporation.

In addition, under Delaware law, when the board of directors of a Delaware corporation approves the sale or breakup of a corporation, the board of directors may, in certain circumstances, have a duty to obtain the highest value reasonably available to the stockholders.

	IRELAND	DELAWARE
Shareholder Suits
In Ireland, the decision to institute proceedings is generally taken by a company’s board of directors, who will usually be empowered to manage the company’s business. In certain limited circumstances, a shareholder may be entitled to bring a derivative action on behalf of the company.

The central question at issue in deciding whether a minority shareholder may be permitted to bring a derivative action is whether, unless the action is brought, a wrong committed against the company would otherwise go unredressed.

The principal case law in Ireland indicates that to bring a derivative action a person must first establish a prima facie case (i) that the company is entitled to the relief claimed and (ii) that the action falls within one of the five exceptions derived from case law, as follows:

(1) where an ultra vires or illegal act is perpetrated;

(2) where more than a bare majority is required to ratify the “wrong” complained of;

(3) where the shareholders’ personal rights are infringed;

(4) where a fraud has been perpetrated upon a minority by those in control; or

Under Delaware law, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. An individual also may commence a class action suit on behalf of himself or herself and other similarly situated stockholders where the requirements for maintaining a class action under the Delaware General Corporation Law have been met. A person may institute and maintain such a suit only if such person was a stockholder at the time of the transaction which is the subject of the suit or his or her shares thereafter devolved upon him or her by operation of law. Additionally, under Delaware case law, the plaintiff generally must be a stockholder not only at the time of the transaction which is the subject of the suit, but also through the duration of the derivative suit. The Delaware General Corporation Law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff, unless such demand would be futile.

IRELAND	DELAWARE

(5) where the justice of the case requires a minority to be permitted to institute proceedings.

Shareholders may also bring proceedings against the company where the affairs of the company are being conducted, or the powers of the directors are being exercised, in a manner oppressive to the shareholders or in disregard of their interests. Oppression connotes conduct that is burdensome, harsh or wrong.

Conduct must relate to the internal management of the company. This is an Irish statutory remedy and the court can grant any order it sees fit, usually providing for the purchase or transfer of the shares of any shareholder.